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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACT:   CHUCK FABER
           DIRECTOR OF CORPORATE DEVELOPMENT
           (330) 487-6521
           (800) 645-6427


              NORTH COAST ENERGY TO EXPLORE STRATEGIC ALTERNATIVES


TWINSBURG, OHIO, April 21, 2003 - North Coast Energy, Inc. (NASDAQ: NCEB) today announced that it has engaged Robert W. Baird & Co. to assist it in examining and evaluating its strategic alternatives. Commenting on the engagement, Omer Yonel, President and Chief Executive Officer, said, "We believe that a possible merger, strategic alliance or the outright sale of the company may be the best way to enhance value for our stockholders. We intend to examine these and other possible alternatives. There can be no assurance, however, that any transaction will result from this process."

North Coast Energy, Inc. is a publicly traded independent oil and gas exploration and production company headquartered in Twinsburg, Ohio. The company's primary focus is the exploration, development and efficient production of natural gas reserves in the Appalachian Basin.

This news release contains forward-looking statements that involve risks and uncertainties. The company's actual results may differ significantly from results discussed in any such forward-looking statements. Factors that may cause such a difference include, but are not limited to, competition within the oil and gas industry, the market demand for, and prices of, oil and natural gas, the company's availability of capital, production and costs of operation, results of the company's future drilling, environmental risks and other factors detailed in the company's filings with the Securities and Exchange Commission.